BAB HOLDINGS, INC.
                   CALCULATION OF EARNINGS PER SHARE
                YEARS ENDED NOVEMBER 30, 1997 AND 1996

                                       1997               1996
                                    ----------         ----------
PRIMARY
   Net loss                        $(3,402,089)        $(320,844)
   Less: Preferred dividend
         accumulated                  (648,197)                -
                                    -----------          --------
   Net loss attributable to
         common shareholders       $(4,050,286)        $(320,844)
                                    ===========         =========

   Weighted average shares
         outstanding                 7,420,811         7,366,645
                                     =========         =========
   Net loss per common share        $    (0.55)        $   (0.04)
                                     =========         =========

FULLY DILUTED
   Net loss                        $(3,402,089)        $(320,844)
   Less:  Preferred dividend
          accumulated                 (648,197)                -
   Plus:  Preferred dividend
          on conversions                47,206                 -
   Plus:  Bond interest exp.
          on conversions                     -               566
                                     ---------           -------
   Net loss attributable to
         common shareholders       $(4,003,080)        $(320,278)
                                    ==========          ========
   Weighted average shares
          outstanding                7,506,657         7,420,538
                                    ==========         =========

   Net loss per common share       $     (0.53)        $   (0.04)
                                    ==========          ========

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